PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER AND 2011 EARNINGS
Tuesday, January 24, 2012 11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter and year ended December 31, 2011.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Facilitator Instructions.] If you would like to withdraw your question, press the “pound” key.

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's 4th quarter and 2011 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Chuck Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you Denise. Good morning and welcome to our call.

Early today, Peoples Bancorp reported net earnings after preferred dividends of 33 cents per common share for the fourth quarter of 2011 and $1.07 for the full year. These amounts reflect significant increases over the prior year due to decreased credit costs.

Absent the improvement in credit, our operating leverage was a challenge to 2011 earnings. Total revenue was 5% lower than last year, while operating expenses were up 8%. We are committed to improving our operating leverage and overall performance in 2012. We will talk more about plans to do so later in this call.

Now, taking a closer look at our asset quality, we reduced classified assets 26% in 2011, including a 9% decrease in the fourth quarter. Our workout efforts also produced a 28% reduction in nonperforming assets during the year. Loan paydowns and upgrades led to much of these declines. As such, net charge-

offs remained low for a second consecutive quarter, versus the prior trend of abnormally high losses.

The continued improvement in asset quality allowed us to reduce our allowance for loan losses moderately, from 2.65% of total loans to 2.53% at year-end. The impact of this reserve release was overshadowed by additional write-downs on commercial OREO in the fourth quarter. For the year, our credit losses totaled just under $9 million compared to over $30 million for 2010.

We anticipate sustaining the improving asset quality trends in 2012. However, certain segments of our portfolio remain under stress. Most notably, our non-owner occupied commercial real estate and hospitality segments. Consequently, we will take a prudent approach with our allowance for loan losses. This includes being conservative with any additional releases in future quarters.

Another major accomplishment for the year included the full repayment of our remaining TARP capital. As you will recall, we repaid approximately half in early 2011 and the remainder in December 2011 - both occurring without a capital raise. Our exit from the TARP program removes several limitations on the company in addition to eliminating the impact of the annual preferred dividends.

We are pleased to be putting the worst of our credit issues behind us and turning our full focus towards profitable growth of the company and building long-term shareholder value.

Our quest for improved operating performance in 2012 will involve a continued focus on five critical components: asset quality, expense management, revenue growth, liquidity and capital.

I will now turn the call over to Ed to further discuss our 2011 results.

Ed Sloane: Thanks Chuck.

Our fourth quarter and 2011 results reflected success in several key areas. Chuck already discussed the biggest two: asset quality improvement and the TARP repayment. Other highlights included a relatively stable net interest margin, continued growth of low-cost deposits and stronger fee-based revenue generation. Overall, we are very pleased with our bottom-line results.

We are also pleased with a 10 basis point linked quarter expansion in our net interest margin. As noted in our earnings release, half of this increase was due to additional investment accretion income. The remaining improvement reflects our ability to stabilize assets and reduce funding costs in a very challenging interest rate environment.

Fourth quarter net interest income and margin benefited from the slightly higher average loan balances for the quarter. This increase was due mostly to the modest growth in the third quarter, as year-end balances were lower due to commercial loan paydowns. Our loan production continues to build with over $40 million in commitments not funded at December 31 and even more in our pipeline.

On the funding side, we continue to be successful in growing low-cost core deposits and reducing our total funding cost. We also are benefitting from the downward repricing of a large block of high-cost CDs. As we mentioned last quarter, we have over $80 million in CDs from a special product offering in 2008 that started to mature in the second half of 2011. Most of these deposits have a cost greater than 4%. The last of these CDs will mature in the first quarter of 2012.

Looking to 2012, we anticipate a margin in the low 3.40's for the first quarter. Beyond that, we are preparing for the Fed to keep interest rates at their current low levels. To the extent they do, our asset yields would face continued downward pressure. With limited opportunities on the funding side to lower costs, loan growth will remain the key driver of our net interest margin.

For 2012, we are targeting modest loan growth divided between commercial and consumer lending. We also will remain disciplined in our pricing of loans and deposits. Along these lines, we recently implemented a more robust model for use with our loan pricing. These efforts should allow us to maintain a stable margin in 2012. Some slight compression could occur in the second half of the year due to the pressure on asset yields.

Turning back to other operating results, we began making investments in the latter half of 2011 to enhance our revenue generation and better position the company for long-term growth. These efforts are expected to drive top-line revenue growth in 2012, including double-digit growth in our wealth management and insurance revenues.

Non-interest income also will benefit from a full year's impact of our new deposit products introduced in the first quarter of 2011. In the end, we believe modest total revenue growth will be achieved in 2012.

Operating expenses were elevated in the fourth quarter. The increases were mostly isolated to personnel-related expenses and other strategic investments. These included contributions to our foundation and consulting services. We also stepped up our cost control efforts in the fourth quarter. However, much of the benefit will not materialize until 2012. We are targeting an efficiency ratio between 66% to 68% for 2012.

At year-end, our capital position was strong, with ratios higher than before we received the TARP funds. We feel our current capital provides us with capacity to grow our company.

Given our current footprint, our primary focus is on increasing market share in existing markets. We also are exploring expansion opportunities in nearby communities. We view acquisitions as a viable means of achieving these goals. In recent months, we have been getting more looks at several prospects, including insurance agencies, whole banks and wealth management providers.

As Chuck mentioned, the repayment of TARP removes several restrictions. Among these were limitations on our ability to increase our common dividend and engage in stock buybacks. We consider both of these capital management tools to be effective ways to enhance our shareholder value. Our target range for the dividend payout ratio continues to be 30 to 50 percent. Thus, as our earnings continue to build, we will be looking to increase our dividend.

I now will turn the call back over to Chuck for his final comments on our 2011 results and additional outlook on 2012.

Chuck Sulerzyski: Thanks Ed.

We are very pleased to report positive progress in several key areas during 2011. Asset quality is improving from favorable migration trends. We also maintained a strong, diversified revenue stream.

Loan growth was elusive for much of the year. However, we believe our markets provide us with ample growth opportunities. Our future lending activity will be more balanced than prior years as we strive to create more diversity in our portfolio.

As I mentioned earlier, enhancing our operating leverage is a primary focus for 2012. A key to achieving this goal will be our ability to grow revenue while reducing expenses in comparison to 2011. Ed already discussed our plans for positive revenue growth. On the expense front, we believe cost savings are possible without affecting our service levels or sacrificing growth. Absent acquisitions, 2012 operating expenses will be lower than 2011.

A major component of our expense management involves right-sizing our staffing levels. This process was started in the fourth quarter with reductions in some areas. Overall, we believe approximately $2.5 million in annual costs will be eliminated in 2012. In the event planned revenue growth does not occur in 2012, we intend to realize proportional expense reductions.

At year-end 2011, our employee count was 513 versus 540 at the prior quarter-end. In the first quarter of 2012, additional staffing reductions will occur primarily within our branch network. During the quarter, we will consolidate three underperforming banking offices in low growth areas into nearby offices. Some of these costs will be reinvested in other areas with greater growth potential, such as Vienna, West Virginia. We have started work on building a new office in this area which is scheduled to come on line in mid-to-late 2012.

We are committed to building upon the earnings momentum of the second half of 2011. We are committed to being successful. I am confident we will succeed through disciplined execution of our strategies and partnerships with our clients and communities.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of Denise our call facilitator. Thank you.

Question and Answer Session

Facilitator: Thank you. [Facilitator Instructions] And our first question will come from Scott Siefers of Sandler O'Neill. Please go ahead.

Scott Siefers: Good morning, guys.

Chuck Sulerzyski: Good morning, Scott.

Ed Sloane: Hi, Scott.

Scott Siefers: I think I wanted to start out on the appropriate quarterly expense run rate and the guidance. So I think if I pull out the couple unusual items, you have the severance cost as well as the contribution to the foundation. It looks like the run rate is about $16.2 million or so. Is that the base off, which you're suggesting the expense rate will be lower or is it just off the full-year reported $61.3 million for 2011?

Ed Sloane: I think the full year is where we're at. So, yeah, I would have to say we probably had about $500,000, Scott, in one-time-type expenses in the fourth quarter.

Scott Siefers: Okay. And then just on the reserve reductions, obviously, it came as a pleasant surprise on the provision this quarter. It sounds like from your qualitative comments that may not repeat even in spite of continued expectations from improvement in credit. By that, are you saying maybe no additional negative provisions or would it be more an expectation that the provisions and charge-offs would more closely aligned with one another. How should we think about that dynamic looking forward?

Ed Sloane: I think with that dynamic, again, it's going to be based on, as you'd mentioned, Scott, based on really credit metrics and how those continue to improve during the course of the year. The comment that we made in the script was more geared towards just prudent evaluation of that as we continue through the year. So if credit metrics continue along the same improving trend that we saw certainly in the second half of 2011, then it could lead to some additional negative provision but we're going to evaluate that on quarter-to-quarter based on how credit metrics improve.

Scott Siefers: Okay, perfect. I think that's all I have. Thank you.

Facilitator: [Facilitator Instructions] And we have a question from Daniel Cardenas of Raymond James. Please go ahead.

Dan Cardenas: Good morning, guys.

Chuck Sulerzyski: Good morning, Dan, how are you?

Dan Cardenas: I'm good, yourself?

Chuck Sulerzyski: Great.

Dan Cardenas: A quick question then, it sounds like there is going to be some branch rationalization in the first quarter, is that it? Are you first quarter and you're done or can we expect to see a little bit more throughout 2012?

Chuck Sulerzyski: No, I think we're done. We had closed two branches in August of 2011 and we're consolidating these three branches in the first quarter of 2012. We have some branches that have lease issues but they are in markets that we'd like to stay in. So in terms of branch closings, we should have it pretty much completed, these branches that we're referencing have already been announced, the client communication has gone out and they'll be closing during the first quarter.

Dan Cardenas: Okay. Then the one-time expenses, severance et cetera should be similar then to what - in the first quarter to what we saw in the fourth quarter?

Chuck Sulerzyski: No. We should have - we had most of it in the fourth quarter, it should be less one-time in the first quarter.

Ed Sloane: We should see a reduction in operating expenses in the first quarter compared to the fourth.

Dan Cardenas: Okay. All right, great. And then on the margin, I think you said you could see - there is about what, how much - I guess how much more in the high cost CDs are left to reprice in the first quarter?

Chuck Sulerzyski: About $80 million.

Dan Cardenas: $80 million.

Ed Sloane: No, $80 million is the total in the add on CDs that we've been talking about for the last couple of quarters. For the first quarter you're looking at about $23 million in run-offs and those are at about 4.25%, Dan.

Dan Cardenas: Okay. And that will finish you guys off then with that product or is there still additional CDs left to reprice in 2Q?

Ed Sloane: No that's pretty much it, there might be a couple smaller ones, but for the most part it's in the first quarter. So we'll see some benefit in terms of reduced funding cost in the first quarter but then that will continue into the second as a result of some of these additional ones coming off at 4.25.

Dan Cardenas: Okay. And then as we look at your securities portfolio, I mean, what kind of pressure can we expect from that? Are there going to be some significant repricings in 2012 on the securities portfolio?

Ed Sloane: We are talking about $10 million in cash flow run off out of the securities portfolio per month. Rates that we're looking at to put agencies on the portfolio are in the 2.5% range probably about four to five year average maturity on those. So we will see some pressure in the investment portfolio in terms of asset - securities yield. We are seeing stability, however, in the loan portfolio in terms of yield we've seen over the last couple of quarters and we expect some of that to continue. The loan pricing disciplines that we put into place has allowed us to stabilize that last couple of quarters.

Dan Cardenas: Okay. And then what's competition looking like on the lending side? Has it picked up any or has it kind of quieted down? Did it quiet down in the fourth quarter?

Chuck Sulerzyski: I would say it's pretty comparable to where it has been. We've been pretty pleased with our loan business the last couple of months. We've been a little disappointed in getting it on the books. That's to say that we have agreed upon approved deals that are in the process of closing.

Dan Cardenas: Okay. Okay. Well, that will do me for right now. I'll step back. Thank you.

Chuck Sulerzyski: Thank you.

Facilitator: [Facilitators instructions] And at this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: No, I just want to thank you for the time, let you know that we feel more confident with each passing quarter about where we're going. We're excited about returning to positive operating leverage, barring - leaving aside the credit improvement issues. We're very much focused on growing revenues faster than expenses and we'll get back to doing that in 2012, which should be good for everybody. So I thank you all for taking the time today.

Facilitator: Thank you. This will conclude today's conference call.